Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF PENNSYLVANIA

IN RE: DOMESTIC DRYWALL ANTITRUST LITIGATION	MDL No. 2437 13-MD-2437
THIS DOCUMENT RELATES TO: ALL DIRECT PURCHASER ACTIONS

SETTLEMENT AGREEMENT

This agreement (“Settlement Agreement”) is made and entered into this 29th day of December, 2017 (the “Execution Date”), by and between American Gypsum Company LLC (“AG”), Eagle Materials Inc. (“Eagle”), New NGC, Inc. (“NGC”) and PABCO Building Products, LLC (“PABCO”) (collectively, “Settling Defendants”) and the Direct Purchaser Plaintiffs (“Plaintiffs”), individually and on behalf of a class of direct purchasers of Wallboard, as defined below.

WHEREAS, Plaintiffs allege that Settling Defendants participated in a conspiracy to raise, fix, maintain, or stabilize prices and to terminate the use of job quotes for Wallboard in violation of Section 1 of the Sherman Act; and

WHEREAS, Settling Defendants deny Plaintiffs’ allegations, have asserted defenses to Plaintiffs’ claims, and have not conceded or admitted any liability; and

WHEREAS, arm’s-length settlement negotiations have taken place between Plaintiffs’ Co-Lead Counsel and counsel for Settling Defendants, including a mediation with Greg Lindstrom of Phillips ADR Enterprises P.C., and this Settlement Agreement has been reached as a result of those negotiations; and

WHEREAS, Plaintiffs have conducted an investigation into the facts and the law regarding the claims asserted in the Direct Purchaser action pending in the United States District Court for the Eastern District of Pennsylvania, MDL Docket No. 2437, Civil Action No. 13-MD-2437 (the “Action”), including analysis of over 2.6 million pages of documents and over 40 depositions, have briefed, argued, and received rulings on significant pretrial motions, and have concluded that a settlement with Settling Defendants according to the terms set forth below is fair, reasonable, adequate, and in the best interest of Plaintiffs and the Settlement Class Members; and

WHEREAS, Settling Defendants believe that they are not liable for the claims asserted and have good defenses to Plaintiffs’ claims, but nevertheless have decided to enter into this Settlement Agreement in order to avoid further expense, inconvenience, and the distraction of burdensome and protracted litigation and to obtain the releases, orders and judgment contemplated by this Settlement Agreement, and to put to rest with finality all claims that Plaintiffs have or could have asserted against the Releasees, as defined below.

NOW, THEREFORE, in consideration of the agreements and releases set forth herein and other good and valuable consideration, and intending to be legally bound, it is agreed by and between Settling Defendants and the Plaintiffs that the Action be settled, compromised, and dismissed with prejudice as to Settling Defendants, without costs or expenses to Plaintiffs, the Settlement Class Members, or Settling Defendants except as provided for herein, subject to the approval of the Court, on the following terms and conditions:

A.	Definitions

The following terms, as used in this Settlement Agreement, have the following meanings:

1. “Court” means the U.S. District Court for the Eastern District of Pennsylvania.

2. “Defendants” means USG Corporation, United States Gypsum Company, CertainTeed Gypsum, Inc., NGC, Lafarge North America Inc., Eagle, AG, PABCO, and TIN Inc.

3. “Final Approval” means that the approval of the Settlement Agreement by the Court has become final, either by exhaustion of any time for a Settlement Class Member who has properly and timely objected to the Settlement to appeal such approval, with no appeal being filed, or by completion of any appeals filed by Settlement Class Members which appeals have been resolved to uphold the Settlement.

4. “Wallboard” means panel products consisting of a gypsum core with a paper surfacing on the face and back.

5. “Co-Lead Counsel” means the following law firms:

Berger & Montague, P.C.

1622 Locust Street

Philadelphia, PA 19103

Cohen Milstein Sellers & Toll PLLC

1100 New York Ave., N.W., Suite 500

Washington, DC 20005

Spector Roseman & Kodroff, P.C.

1818 Market Street, Suite 2500

Philadelphia, PA 19103

6. “Opt-Out Measurement Period” means the period beginning on January 1, 2012, and ending on January 31, 2013.

7. “Non-Settling Defendants” means Defendants other than Settling Defendants.

8. “Opt-Out Purchasers” means members of the Settlement Class who have timely exercised their rights to be excluded from the Settlement Class.

9. “Opt-Out Percentage” means the aggregate Purchased Percentage of Opt-Out Purchasers.

10. “Plaintiffs” means Sierra Drywall Systems, Inc., Janicki Drywall, Inc., New Deal Lumber & Millwork Co., and Grubb Lumber Co., Inc.

11. “Purchased” means Wallboard that was invoiced during the relevant period as reflected in the transactional data and documents of Defendants.

12. “Purchased Percentage” means for any member of the Settlement Class, the total dollar amount of Wallboard Purchased in the United States by such member of the Settlement Class from Defendants or their subsidiaries during the Opt-Out Measurement Period divided by the total dollar amount of Wallboard Purchased in the United States by all members of the Settlement Class from Defendants or their subsidiaries during the Opt-Out Measurement Period.

13. “Releasees” means AG, Eagle, NGC, and PABCO and all of their current and former parents, subsidiaries, affiliates, predecessors, successors, or assigns, and all current and former officers, directors, attorneys, representatives, agents, and employees of each of the foregoing entities.

14. “Releasors” means Plaintiffs and the Settlement Class Members and all of their current and former parents, subsidiaries, affiliates, predecessors, or successors, all current and former officers, directors, attorneys, representatives, agents, and employees of each of the foregoing entities; and assignees of any claim that is subject to the Release described in Paragraphs 26 through 28.

15. “Settlement” means the settlement of the Action contemplated by this Agreement.

16. “Settlement Amount” means $125,000,000.00 in United States currency.

17. “Settlement Class Period” means the period from and including January 1, 2012, to and including December 31, 2013.

18. “Settlement Class” means the class consisting of all persons or entities that Purchased Wallboard in the United States during the Settlement Class Period directly from (a) any Defendant or Georgia Pacific LLC (collectively, “Wallboard Manufacturers”); and/or (b) L&W Supply Corporation or any of its subsidiaries or affiliates (collectively, “L&W”). Excluded from the Settlement Class are Wallboard Manufacturers, along with each of their respective parent companies, subsidiaries, and affiliates (including, without limitation, Pacific Coast Supply, LLC and L&W), and federal governmental entities and instrumentalities of the federal government and any judicial officer presiding over the Action, and any member of his or her immediate family and judicial staff.

19. “Settlement Class Member” means a member of the Settlement Class that does not timely and validly elect to be excluded from the Settlement Class.

20. “Settling Parties” means Plaintiffs and Settling Defendants.

B.	Approval of this Settlement Agreement and Dismissal of the Action

21. The Settling Parties agree to make reasonable best efforts to take actions to effectuate this Settlement Agreement and shall cooperate to promptly seek and obtain the Court’s preliminary and final approval of this Settlement Agreement, including, but not limited to, seeking the Court’s approval of procedures (including the giving of class notice under Federal Rules of Civil Procedure 23(c) and (e), and scheduling a final fairness hearing) to obtain Final Approval of the Settlement and the final dismissal with prejudice of the Action as to Settling Defendants and the Releasees.

22. Within twenty one (21) days of the Execution Date, Plaintiffs shall submit to the Court a motion requesting that the Court preliminarily approve the Settlement and authorize dissemination of notice to the Settlement Class (the “Motion”). The Motion shall include: (a) a proposed form of order preliminarily approving the Settlement; (b) proposed forms of, and methods for, dissemination of notice to the Settlement Class; and (c) a proposed form of final judgment order, all of which shall be furnished to Settling Defendants for review and prior approval, which is not to be unreasonably withheld. Notwithstanding the foregoing, if Plaintiffs include information in the Motion and accompanying material regarding the proposed distribution of settlement funds in this Action, such information shall not be subject to Defendants’ review and prior approval. The Settling Parties agree that notice of the Settlement as approved by the Court shall be mailed to persons and entities who have been identified as members of the Settlement Class by Wallboard Manufacturers and L&W. Notice of the Settlement shall also be published once in the LBM Journal and on a web site that is under the supervision of Co-Lead Counsel. If the Settlement is preliminarily approved by the Court, (i) within eighteen (18) calendar days, Plaintiffs shall provide mailed notice to the Settlement Class and (ii) Plaintiffs shall provide notice to the Settlement Class in the LBM Journal on the first available publication date on or after seven (7) days from the provision of individual mailed notice. Subject to the lead time required for publication in the LBM Journal, Plaintiffs shall exercise reasonable efforts to mail and publish notice to the Settlement Class within sixty (60) days of preliminary approval of the Settlement.

23. Within ten (10) calendar days after this Settlement Agreement and the accompanying motion papers seeking its preliminary approval are filed with the Court, Settling Defendants shall cause notice of the Settlement Agreement to be served upon appropriate State and Federal officials as provided in the Class Action Fairness Act, 28 U.S.C. § 1715.

24. If the Settlement is preliminarily approved by the Court, Plaintiffs shall promptly seek final approval of the Settlement and entry of a final judgment order as to Settling Defendants:

(a)	certifying the Settlement Class defined in Paragraph 18 under Federal Rule of Civil Procedure 23(b)(3);

(b)	granting final approval of the Settlement as fair, reasonable, and adequate within the meaning of Rule 23(e) of the Federal Rules of Civil Procedure and directing the consummation of the Settlement according to its terms;

(c)	directing that, as to Settling Defendants, the Action be dismissed with prejudice and, except as provided for herein, without costs;

(d)	reserving exclusive jurisdiction over the Settlement and this Settlement Agreement, including the administration and consummation of this Settlement, to the United States District Court for the Eastern District of Pennsylvania, Eastern Division; and

(e)	determining under Federal Rule of Civil Procedure 54(b) that there is no just reason for delay and directing entry of final judgment as to Settling Defendants.

25. This Settlement Agreement shall become effective only when: (a) the Court has entered (i) a final judgment order approving the Settlement set forth in this Settlement Agreement under Rule 23(e) of the Federal Rules of Civil Procedure and (ii) a final judgment dismissing the Action against Settling Defendants with prejudice and without costs; and (b) the time for appeal or to seek permission to appeal from the Court’s approval of the Settlement and the entry of a final judgment has expired or, if appealed, approval of the Settlement and the final judgment have been affirmed in their entirety by the Court of last resort to which such appeal has been taken and such affirmance is no longer subject to further appeal or review (“Effective Date”). It is agreed that neither the provisions of Federal Rule of Civil Procedure 60 nor the All Writs Act, 28 U.S.C. § 1651, shall be taken into account in determining the above-stated times.

C.	Releases, Discharge, and Covenant Not to Sue

26. Upon Final Approval and in consideration of payment of the Settlement Amount into the Escrow Account as specified in Section D of this Settlement Agreement, Releasees shall be fully, finally, and forever released and discharged by Releasors from any and all claims, demands, actions, suits, injuries, causes of action, and damages of any nature, whenever and however incurred (whether actual, punitive, treble, compensatory, or otherwise), including, without limitation, costs, fees, expenses, penalties, and attorneys’ fees, whether class, individual, or otherwise in nature, that Releasors, or any of them, ever had, now has, or hereafter can, shall, or may have, directly, representatively, derivatively, or in any other capacity, against Releasees (or any of them), whether known or unknown, suspected or unsuspected, foreseen or unforeseen, actual or contingent, liquidated or unliquidated, asserted or unasserted, whether in law or equity or otherwise, in whole or in part or arising out of or relating in any way to any conduct, act, or omission of Releasees (or any of them) prior to and including the Execution Date, based upon any of the facts, occurrences, transactions, agreements, conspiracies, communications, announcements, notices, or other matters alleged in the Action against Settling Defendants that arise under any federal, state, or common law, including, without limitation, the Sherman Act, 15 U.S.C. § 1 et seq., and any federal or state antitrust, unfair competition, unfair practices, price discrimination, unjust enrichment, unitary pricing, or trade practice law, including but not limited to any causes of action asserted or that could have been or could still be alleged or asserted, in any class action complaints filed in this Action or related actions, which collectively includes, without limitation, any action transferred to this multidistrict litigation proceeding (the “Released Claims”); provided, however, that nothing in this Settlement Agreement shall release: (a) any claims based upon indirect purchases of Wallboard brought by prospective members of any class of indirect purchasers (the “Indirect Purchaser Class”); or (b) claims arising in the ordinary course of business for any product defect, breach of contract, product performance or warranty claims relating to Wallboard. Releasors shall not, after the Effective Date of this Agreement, seek to recover from any Releasee based, in whole or in part, upon any of the Released Claims or conduct at issue in the Released Claims. Released Claims do not include any claims arising out of the enforcement of this Settlement Agreement.

27. In addition to the provisions of Paragraph 26 of this Settlement Agreement, Releasors hereby expressly waive and release, upon the Effective Date of this Settlement Agreement, any and all provisions, rights, and benefits conferred by Section 1542 of the California Civil Code, which states:

CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR;

or by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code. Each Releasor may hereafter discover facts other than or different from those which the Releasor knows or believes to be true with respect to the claims which are the subject of the provisions of Paragraph 26 of this Settlement Agreement, but each Releasor hereby expressly waives and fully, finally, and forever settles and releases, upon this Settlement Agreement becoming final, any known or unknown, suspected or unsuspected, contingent or non-contingent claim with respect to the subject matter of the provisions of Paragraph 26 of this Settlement Agreement, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.

28. Upon Final Approval, Settling Defendants shall be deemed to have fully released Releasors from any claims relating to the institution or prosecution of the Action.

D.	Payment of the Settlement Amount

29. The Settlement Amount includes the full and complete cost of the settlement notice, claims administration, Settlement Class Members’ compensation, class representatives’ incentive awards (as approved by the Court), attorneys’ fees (as approved by the Court) and reimbursement of all actual expenses of the Action (as approved by the Court), any other litigation costs of Plaintiffs, and all applicable taxes, if any, assessable on the Settlement Fund or any portion thereof. In no event will Settling Defendants’ liability with respect to the Settlement exceed $125,000,000. Releasors shall look solely to the Settlement Amount for settlement and satisfaction against the Releasees of all Released Claims and shall have no other recovery against the Releasees.

30. Within ten (10) business days of the entry of an order preliminarily approving the Settlement, Settling Defendants will pay or cause to be paid by wire transfer $100,000 of the Settlement Amount to an account at a bank to be designated by Interim Co-Lead Counsel (the “Notice Fund”), to be used to pay the costs of providing notice of the settlement to the Settlement Class and for notice administration. After preliminary approval of the Settlement, Interim Co-Lead Counsel may spend the funds in the Notice Fund to provide notice of the settlement to the Settlement Class and for notice administration, without an order from the Court. The amount spent or incurred for notice and notice administration is not refundable to Settling Defendants in the event the Settlement Agreement is disapproved, rescinded, or otherwise fails to become effective.

31. Not later than ten (10) business days after entry of the final judgment order, Settling Defendants will pay or cause to be paid by wire transfer the remainder of the Settlement Amount, less any reduction pursuant to Paragraphs 32 and 33, into an escrow account or accounts (the “Escrow Account”). This amount, along with any interest earned thereon shall be held in escrow and constitutes the Settlement Fund. The Escrow Account and Settlement Fund shall be administered in accordance with the provisions of Section E of this Settlement Agreement.

32. As set forth in Paragraph 33 and in a separate agreement (“Confidential Side Letter”) executed between Co-Lead Counsel and Settling Defendants, the Settlement Amount may be reduced upon the occurrence of one or more conditions relating to Opt-Out Purchasers. Plaintiffs may attempt to obtain final rescission of any decision by an Opt-Out Purchaser to request exclusion.

33. Settling Defendants’ total cash payment shall be reduced by 0.75% for each 1% of the Opt-Out Percentage. For example, if the Opt-Out Percentage is 8%, the Settlement Amount would be reduced by 6% (0.75 x 8%). The remaining 0.25% for each 1% of sales represented by the Opt-Out Purchasers will be deposited into the Opt-Out Fee and Expense Account, to be paid to Plaintiffs’ counsel in consideration of their efforts on behalf of the Opt-Out Purchasers, upon approval by the Court of any such payment request. In the event the Court does not approve Plaintiffs’ counsel’s payment request, the funds in the Opt-Out Fee and Expense Account shall be added to the Settlement Fund. In no event shall the Court’s determination of the appropriate disposition of any funds to be deposited into the Opt-Out Fee and Expense Account be grounds for rescission of the Settlement Agreement.

E.	The Settlement Fund

34. The Escrow Account shall be established as a “qualified settlement fund” as defined in Section 1.468B-1(a) of the U.S. Treasury Regulations or other appropriate escrow account as agreed to by the Settling Parties.

35. After preliminary approval of the Settlement, Co-Lead Counsel may utilize up to $100,000 from the Notice Fund to provide notice of the Settlement to potential members of the Settlement Class and for notice administration, without an order from the Court. The amount spent or incurred for notice and notice administration is not refundable to Settling Defendants in the event the Settlement Agreement is disapproved, rescinded, or otherwise fails to become effective.

36. From the Notice Fund and the Settlement Fund shall be paid the cost of settlement notice, claims administration, class representatives’ incentive awards, attorneys’ fees, reimbursement of all actual expenses of the Action, any other litigation costs of Plaintiffs, and all applicable taxes, if any. The Settling Parties shall have the right to audit amounts paid from the Settlement Fund prior to the final approval of the Settlement.

37. The Settlement Fund shall be invested in United States Government Treasury obligations or United States Treasury money market funds. The Notice Fund may be deposited in a bank account, in which case it will be deposited in a federally insured interest-bearing account.

38. Settling Defendants shall not have any responsibility, financial obligation, or liability whatsoever with respect to the investment, distribution, use, or administration of the Settlement Fund, including, but not limited to, the costs and expenses of such investment, distribution, use or administration except as expressly otherwise provided in this Settlement Agreement.

39. Settling Defendants’ only payment obligation is to pay the Settlement Amount. Settling Defendants shall not be liable for any costs, expenses, or fees of any of Plaintiffs’ respective attorneys, experts, advisors, agents, or representatives. Payment of all such costs, expenses, and fees, as approved by the Court, shall be paid only out of the Settlement Fund or the Opt-Out Fee and Expense Account. No disbursements shall be made from the Notice Fund or the Settlement Fund prior to the Effective Date of this Settlement Agreement except as described in Paragraphs 35 and 36, above.

40. The distribution of the Settlement Fund shall be administered pursuant to a plan of allocation (the “Plan of Allocation”) proposed by Co-Lead Counsel and subject to the approval of the Court. If such approval is not obtained, Co-Lead Counsel shall revise the Plan of Allocation as necessary until approval of the Court is obtained. Settling Defendants shall have no participatory or approval rights with respect to the Plan of Allocation and the Court’s rejection of the Plan of Allocation shall not affect the validity or enforceability of this Settlement Agreement.

41. Settling Defendants will take no position on any application for fees and reimbursement of expenses made by Co-Lead Counsel or by the Settlement Class Members or any application for class representatives’ incentive awards out of the Settlement Fund.

F.	Rescission

42. If the Court refuses to approve this Settlement Agreement or any material part hereof, or if such approval is modified in material way or set aside on appeal, or if a final judgment order with the provisions generally described in Paragraph 24 is not entered, or if the Court enters the final judgment order and appellate review is sought and, on such review, such final judgment order is not affirmed in material part, then Settling Defendants, on the one hand, and Plaintiffs, on the other, shall each, in their sole discretion, have the option to rescind this Settlement Agreement in its entirety (except as hereafter provided in this Paragraph) by written notice to the Court and to counsel for the other Settling Parties filed and served within ten (10) business days of the entry of an order not granting court approval or Final Approval or having the effect of disapproving or materially modifying the terms of the Settlement Agreement. A modification or reversal on appeal of any amount of the Settlement Fund that the Court authorizes to be used to pay Plaintiffs’ litigation expenses shall not be deemed a modification of all or a part of the terms of this Settlement Agreement or such final judgment order and shall not be grounds for rescission.

43. Any decision by Settling Defendants to rescind this Settlement Agreement, for any reason under this Section F, must be unanimous (i.e. for any one Settling Defendant to rescind the Settlement, all four Settling Defendants must rescind the Settlement).

44. If the Settlement or Settlement Agreement is rescinded for any valid reason, then the balance of the Settlement Amount in the Notice Fund and Settlement Fund will be returned to Settling Defendants within ten (10) business days. In the event that the Settlement Agreement is rescinded, the funds already properly expended for the costs of notice and administration will not be returned to Settling Defendants. Additionally, in such event, funds to pay for notice, administration expenses or taxes that have been properly incurred but not yet paid will also not be returned to Settling Defendants.

45. If the Settlement or Settlement Agreement is rescinded for any valid reason before payment of claims to Settlement Class Members, then the Settling Parties will be restored to their respective positions in the Action as of the Execution Date. In that event, the Action will proceed as if this Settlement Agreement had never been executed and this Settlement Agreement, and representations made in conjunction with this Settlement Agreement, may not be used in the Action or otherwise for any purpose. Settling Defendants and Plaintiffs expressly reserve all rights if the Settlement Agreement does not become effective or if it is rescinded by Settling Defendants or the Plaintiffs pursuant to this Section F.

46. Opt-Out Termination: Settling Defendants shall, in their sole discretion, have the option to rescind this Settlement Agreement upon the occurrence of one or more conditions relating to Opt-Out Purchasers, as set forth in the Confidential Side Letter executed between Co-Lead Counsel and Settling Defendants.

47. Within seven (7) calendar days after the end of the period to request exclusion from the Settlement Class established by the Court and set forth in the notice, Co-Lead Counsel shall provide Settling Defendants, through their counsel, with a written list of all Opt-Out Purchasers. Co-Lead Counsel and Settling Defendants will ascertain the Opt-Out Percentage. In the event that the Opt-Out Percentage is equal to or greater than the percentage set forth in the Confidential Side Letter, then Settling Defendants shall have the right to rescind this Settlement Agreement by providing written notice to Co-Lead Counsel within ten (10) calendar days after receipt of the list of Opt-Out Purchasers or within five (5) business days after ascertaining with Plaintiffs the Opt-Out Percentage, whichever is later. Upon receipt of such notice, Co-Lead Counsel shall, within seven (7) calendar days, provide Settling Defendants with written notice of any challenge by Plaintiffs to such claim of entitlement to rescind this Settlement Agreement. In the event the parties are unable to agree upon the Opt-Out Percentage or Settling Defendants’ right to rescind this Settlement Agreement under this Paragraph, they shall submit the issue to the Court adjudicating the Action. Plaintiffs may attempt to obtain final rescission of any decision by an Opt-Out Purchaser to request exclusion prior to Settling Defendants invoking their rights under this Paragraph. Neither Plaintiffs nor Settling Defendants shall solicit or advise potential members of the Settlement Class to request exclusion from the Settlement Class. Settling Defendants will take no action to encourage opt outs or advise potential members of the Settlement Class to opt out of the class. If contacted by potential members of the Settlement Class about opting out of the class, Settling Defendants will promptly refer such potential members of the Settlement Class to Co-Lead Counsel.

48. Settling Defendants’ right to rescind this Settlement Agreement is a material term of this Settlement Agreement.

49. The parties agree to keep confidential the Confidential Side Letter and its terms and conditions contained therein separate from any documents filed with the Court. The Parties agree to submit the Confidential Side Letter to the Court in camera if requested unless ordered to file it, in which case it shall be filed under seal. In the event that the terms of the Confidential Side Letter are disclosed through no fault of Settling Defendants, or are disclosed because required by law, Settling Defendants shall have no liability for any damages resulting from such disclosure, and any such disclosure of the Confidential Side Letter shall have no effect on this Settlement.

50. Settling Defendants reserve all of their legal rights and defenses with respect to any potential Opt-Out Purchaser.

G.	Taxes

51. Co-Lead Counsel shall be solely responsible for filing all informational and other tax returns necessary to report any net taxable income earned by the Settlement Fund and shall file all informational and other tax returns necessary to report any income earned by the Settlement Fund and shall be solely responsible for taking out of the Settlement Fund, as and when legally required, any tax payments, including interest and penalties due on income earned by the Settlement Fund. All taxes (including any interest and penalties) due with respect to the income earned by the Settlement Fund shall be paid from the Settlement Fund. Settling Defendants shall have no responsibility to make any filings relating to the Settlement Fund and will have no responsibility to pay tax on any income earned by the Settlement Fund or to pay any taxes on the Settlement Fund unless the Settlement is not consummated and the Settlement Fund is returned to Settling Defendants. In the event the Settlement does not become final and any funds including interest or other income are returned to Settling Defendants, Settling Defendants shall be responsible for the payment of all taxes (including any interest or penalties), if any, on said interest or other income. Settling Defendants make no representations regarding, and shall not be responsible for, the tax consequences of any payments made pursuant to this Settlement Agreement to Co-Lead Counsel or to any Settlement Class Member.

H.	Miscellaneous

52. This Settlement Agreement does not settle or compromise any claim by Plaintiffs or any other Settlement Class Member against any alleged co-conspirator or other person or entity other than the Releasees. All rights of any member of the Settlement Class against any Non-Settling Defendant or an alleged co-conspirator or other person or entity other than the Releasees are specifically reserved by Plaintiffs and the other members of the Settlement Class.

53. This Settlement Agreement constitutes the entire agreement among Plaintiffs and Settling Defendants pertaining to the Settlement of the Action against Settling Defendants. This Settlement Agreement may be modified or amended only by a writing executed by Plaintiffs and Settling Defendants.

54. Neither this Settlement Agreement nor any negotiations or proceedings connected with it shall be deemed or construed to be an admission by any party or any Releasee of any wrongdoing or liability or evidence of any violation by Settling Defendants of any federal or state statute or law either in the Action or in any related action or proceedings, and evidence thereof shall not be discoverable or used, directly or indirectly, in any way, except in a proceeding to interpret or enforce this Settlement Agreement. This Settlement Agreement represents the settlement of disputed claims and does not constitute, nor shall it be construed as, an admission or disparagement of the correctness of any position asserted by any party, or an admission of liability or lack of liability or of any wrongdoing or lack of any wrongdoing by any party, or as an admission of any strengths or weaknesses of the Plaintiffs’ claims or Settling Defendants’ defenses. Settling Defendants specifically deny any wrongdoing or liability by any of the Releasees.

55. Any delay in the completion of any settlement between Settling Defendants and the Indirect Purchaser Class or any other party shall not form the basis of any delay in finalizing the Settlement Agreement, nor shall the inability of Settling Defendants to complete a settlement with the Indirect Purchaser Class or any other party serve as an impediment to finalizing the Settlement Agreement, seeking preliminary approval of the Settlement Agreement, or seeking Final Approval of the Settlement Agreement.

56. This Settlement Agreement may be executed in counterparts by Plaintiffs and Settling Defendants, and a facsimile or scanned signature shall be deemed an original signature for purposes of executing this Settlement Agreement.

57. Neither Plaintiffs nor Settling Defendants shall be considered the drafter of this Settlement Agreement or any of its provisions for the purpose of any statute, the common law, or rule of interpretation that would or might cause any provision of this Settlement Agreement to be construed against the drafter.

58. The provisions of this Settlement Agreement shall, where possible, be interpreted in a manner to sustain their legality and enforceability.

59. The Court shall retain jurisdiction over the implementation and enforcement of this Settlement Agreement and the Settlement.

60. Any disputes between Settling Defendants and Co-Lead Counsel concerning this Settlement Agreement shall, if they cannot be resolved by the parties, be submitted to the United States District Court for the Eastern District of Pennsylvania.

61. This Settlement Agreement shall be governed and interpreted according to the substantive laws of the Commonwealth of Pennsylvania, without regard to its choice of law or conflict of law principles.

62. Each party acknowledges that it has been and is being fully advised by competent legal counsel of such party’s own choice and fully understands the terms and conditions of this Settlement Agreement, and the meaning and import thereof, and that such party’s execution of this Settlement Agreement is with the advice of such party’s counsel and of such party’s own free will. Each party represents and warrants that it has sufficient information regarding the transaction and the other parties to reach an informed decision and has, independently and without relying upon the other parties, and based on such information as it has deemed appropriate, made its own decision to enter into this Settlement Agreement and was not fraudulently or otherwise wrongfully induced to enter into this Settlement Agreement.

63. Each of the undersigned attorneys represents that he or she is fully authorized to enter into the terms and conditions of, and to execute, this Settlement Agreement.

/s/ H. Laddie Montague, Jr.

H. Laddie Montague, Jr.

Eric L. Cramer

Ruthanne Gordon

Michael C. Dell’Angelo

Candice J. Enders

BERGER & MONTAGUE, P.C.

1622 Locust Street

Philadelphia, PA 19103

Tel: (215) 875-3000

Email: hlmontague@bm.net

            ecramer@bm.net

            rgordon@bm.net

            mdellangelo@bm.net

            cenders@bm.net

/s/ Eugene A. Spector

Eugene A. Spector

Jeffrey J. Corrigan

Rachel E. Kopp

Jeffrey L. Spector

SPECTOR ROSEMAN

& KODROFF, P.C.

1818 Market Street, Suite 2500

Philadelphia, PA 19103

Tel: (215) 496-0300

Email: espector@srkattorneys.com

            jcorrigan@srkattorneys.com

            rkopp@srkattorneys.com

             jspector@srkattorneys.com

/s/ Kit A. Pierson

Kit A. Pierson

Brent W. Johnson

David A. Young

COHEN MILSTEIN

SELLERS & TOLL PLLC

1100 New York Ave., NW, Suite 500

Washington, DC 20005

Tel: (202) 408-4600

Email: kpierson@cohenmilstein.com

            bjohnson@cohenmilstein.com

            dyoung@cohenmilstein.com

Co-Lead Counsel for the Direct Purchaser Plaintiffs

MCDERMOTT WILL & EMERY LLP

By: /s/ Joel G. Chefitz

Joel G. Chefitz

David L. Hanselman Jr.

Chelsea L. Black

444 West Lake Street

Chicago, IL 60606

Telephone: (312) 372-2000

Facsimile: (312) 984-7700

jchefitz@mwe.com

dhanselman@mwe.com

cblack@mwe.com

Raymond A. Jacobsen, Jr.

Paul M. Thompson

Nicole L. Castle

The McDermott Building

500 North Capitol Street, NW

Washington, DC 20001

Telephone: (202) 756-8000

Facsimile: (202) 756-8087

rayjacobsen@mwe.com

pthompson@mwe.com

ncastle@mwe.com

Counsel for defendants American Gypsum

Company LLC and Eagle Materials Inc.

LOCKE LORD LLP

By: /s/ Bradley C. Weber

Bradley C. Weber

Susan Adams

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Telephone: (214) 740-8497

Facsimile: (214) 756-8497

bweber@lockelord.com

suadams@lockelord.com

Counsel for defendant PABCO Building

Products, LLC

DECHERT LLP

By: /s/ Steven E. Bizar

Steven E. Bizar

Benjamin McAnaney

Julia Chapman

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Telephone: (215) 994-2205

Facsimile: (215) 655-2205

steven.bizar@dechert.com

benjamin.mcananey@dechert.com

julia.chapman@dechert.com

ROBINSON BRADSHAW & HINSON, P.A.

Robert E. Harrington

Lawrence C. Moore, III

Nathan C. Chase, Jr.

Erik R. Zimmerman

101 North Tryon Street, Suite 1900

Charlotte, NC 28246

Telephone: (704) 377-2536

Facsimile: (704) 378-4000

rharrington@rbh.com

lmoore@rbh.com

nchase@rbh.com

ezimmerman@rbh.com

BUCHANAN INGERSOLL & ROONEY PC

Thomas P. Manning

Two Liberty Place

50 S. 16th Street, Suite 3200

Philadelphia, PA 19102-2555

Telephone: (215) 665-8700

Facsimile: (215) 665-8760

thomas.manning@bipc.com

Counsel for defendant New NGC, Inc. d/b/a

National Gypsum Company

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